Exhibit 10.1
HYDRIL COMPANY
RESTRICTED STOCK UNIT AGREEMENT
          This Restricted Stock Unit Agreement between Hydril Company (the “Company”) and «Name» (the “Grantee”), an employee of the Company or its Subsidiary, regarding an award (“Award”) of «Restricted» units (“Restricted Stock Units”) representing shares of Common Stock (as defined in the Hydril Company 2000 Incentive Plan (the “Plan”)) granted to the Grantee on [___,        ] (the “Grant Date”), such number of units subject to adjustment in connection with the occurrence of any of the events described in Section 15 of the Plan, and further subject to the following terms and conditions:
          1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. For purposes of this Restricted Stock Unit Agreement:
     (a) “Cause” means (i) the Grantee’s willful and continued failure to substantially perform his duties with the Company or any such actual or anticipated failure after a written demand for substantial performance is delivered to the Grantee by the Committee, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed his duties, (ii) upon the Grantee’s willful participation in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) upon there being substantial evidence that the Grantee is guilty of a crime classified as a felony (or the equivalent thereof) under applicable law, or that the Grantee has been convicted of such a crime. For purposes of this definition, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith.
     (b) “Change in Control” shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (a) after the date the Plan is approved by the Board any “person” (as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)), other than a person who is a Nonemployee Director of the Company as of May 15, 2000 or any person controlled by such a Nonemployee Director, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities without prior approval of a least two-thirds of the members of the Board in office immediately prior to such person’s attaining such percentage interest; (b) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event thereafter constitute less than a majority of the members of the board of directors or comparable governing body of the entity that is the survivor of such transaction or event or, in the case of sale of assets, the entity that is the successor to the business of the Company; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new member whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the members then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the Board.
     (c) “Disability” means incapacity due to a physical or mental illness which continues for a period of more than six (6) months, as determined by the Committee.
     (d) “Employment” means employment with the Company or any of its Subsidiaries.
     (e) “Performance Period” means the period [specified three-year period].
     (f) “Peer Companies” means the companies listed in Appendix A, provided that if any such company ceases to be a stand-alone public company at any time during the Performance Period it shall no longer be deemed a Peer Company.
     (g) “Return on Capital Employed (“ROCE”)” means, for a specified period, a company’s average annual after tax operating income divided by average capital employed (total assets and short term debt, including current maturities of long-term debt minus total current liabilities). For purposes of calculating ROCE, all factors (i.e., operating income, income taxes, total assets, short term debt, including current maturities of long-term debt) shall be determined using data from the company’s annual report on Form 10-K for the applicable period. Appendix B provides the detailed description of the how ROCE will be calculated and an illustration of the calculation.
     2. Vesting Schedule.
     (a) This Award shall vest with respect to a percentage of the aggregate number of Restricted Stock Units subject to this Award upon the expiration of the Performance Period as determined in accordance with the achievement of the performance criteria described in Section 2(b) below; provided, however, that the Grantee must be in continuous Employment from the Grant Date through the expiration of the Performance Period in order for the Restricted Stock Units to be eligible for vesting.

     (b) The Award will vest subject to the satisfaction of the following two independent performance criteria during the Performance Period:
     (i) Performance Gateway. In order to be eligible for vesting, the Company must achieve ten percent (10%) cumulative annualized ROCE for the Performance Period (the “Performance Gateway”).
     (ii) Peer Ranking/Vesting Percentage. Once the Performance Gateway is achieved, the Company’s ROCE ranking shall be compared against the ROCE ranking of its Peer Companies for the Performance Period and the Award’s vesting percentage shall be determined as follows:

Company’s ROCE Ranking As Compared to	Percentage of Restricted Stock
Peer Company ROCE Ranking	Units That Become Vested
Below Median	0%
Median (50th Percentile)	20%
75th Percentile or higher	100%
If the Company’s ROCE ranking is between the 50th and 75th percentile of its Peer Companies, the Award shall vest with respect to a proportionate number of Restricted Stock Units. Any portion of an Award that does not become vested in accordance with subsections 2(b) or 2(c) at the end of the Performance Period shall be automatically forfeited.
     (c) All Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in this Section 2, provided that the Grantee has been in continuous Employment since the Grant Date, upon the occurrence of:
     (i) a Change in Control; or
     (ii) the Grantee’s termination of Employment by reason of death or Disability.
          3. Forfeiture of Award Upon Termination. Except as provided in any other agreement between the Grantee and the Company, if the Grantee’s employment terminates other than by reason of death or Disability, all unvested Restricted Stock Units, and all Dividend Equivalent Amounts (as defined in paragraph 4) attributable thereto, as of the termination date shall be automatically forfeited.
          4. Dividend Equivalent Payments. During the period of time between the Grant Date and the earlier of the date the Restricted Stock Units vest or are forfeited, the Restricted Stock Units will be evidenced by book entry registration. In the event that dividends are paid with respect to Common Stock, the Company shall credit to the Grantee’s account an amount (“Dividend Equivalent Amount”) equal to the amount of the dividend paid per share of Common Stock as of such dividend payment date multiplied by the number of Restricted Stock Units credited to the Grantee’s account immediately prior to such dividend payment date. Dividend Equivalent Amounts shall not bear interest or be segregated in a separate account while in the custody of the Company. Upon vesting of all, or a portion of, the Grantee’s Restricted Stock Units, the Grantee shall be entitled to receive a cash payment equal to any Dividend Equivalent Amounts, to the extent not yet paid, attributable to the vested Restricted Stock Units; provided that the Committee, in its sole discretion, may elect, in lieu of such cash payment, to deliver to the Grantee shares of Common Stock equal to the Fair Market Value of the cash payment.
          5. Payment. As promptly as is reasonably practicable following the vesting of any portion of the Restricted Stock Units, the value of the vested Restricted Stock Units, to the extent not yet paid, shall be payable to the Grantee in the form of shares of Common Stock.
          6. Delivery of Shares. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulations or agreement.
          7. Notices. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:
     (a) by registered or certified United States mail, postage prepaid, to Hydril Company, ATTENTION: Corporate Secretary, 3300 North Sam Houston Parkway East, Houston, Texas 77032; or
     (b) by hand delivery or otherwise to Hydril Company, ATTENTION: Corporate Secretary, 3300 North Sam Houston Parkway East, Houston, Texas 77032.
          Any notices provided for in this Restricted Stock Unit Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
          8. Assignment of Award. Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Restricted Stock Unit Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution.
          Notwithstanding the foregoing, subject to approval by the Committee in its sole discretion, the Award is transferable by the Grantee to (a) the spouse, parent, brother, sister, children or grandchildren (including adopted and stepchildren and grandchildren) of the Grantee (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (c) a partnership or partnerships in which such Immediate Family Members have at least 99% of the equity, profit and loss interests. Subsequent transfers of a transferred Award shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Grantee or a person to whom the original Grantee could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, the Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as otherwise provided herein, the term “Grantee” shall be deemed to refer to the transferee. The consequences of termination of Employment shall continue to be applied with respect to the original Grantee, following which the Awards shall vest only to the extent specified in the Plan and this Restricted Stock Unit Agreement.
          9. Withholding. At the time of delivery or vesting of Restricted Stock Units, the Company shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to this Award.
          10. Stock Certificates. Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this paragraph 10 have been complied with.
          11. No Shareholder Rights. The Grantee shall have no rights of a shareholder with respect to shares of Common Stock subject to the Award unless and until such time as the Award has been paid pursuant to paragraph 5 and shares of Common Stock have been transferred to the Grantee.
          12. No Employment Guaranteed. No provision of this Restricted Stock Unit Agreement shall confer any right upon the Grantee to continued Employment with the Company or any Subsidiary.

          13. Governing Law. This Restricted Stock Unit Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.
          14. Section 409A. Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, if any Plan provision or Award would result in the imposition of an applicable tax under Code Section 409A and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or Award will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Grantee’s rights to an Award.

HYDRIL COMPANY

Dated	By

Christopher T. Seaver
President and Chief Executive Officer
          The Grantee hereby accepts the foregoing Restricted Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

Date:

Grantee’s Signature

Grantee’s Address:

«Street_Address»
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